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THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 17, 1997
PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                              Aurum Software, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  05208A 10 6
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [_].   (A fee
is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                               Page 1 of 5 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 05208A 10 6                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Vertex Management Pte. Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Singapore

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,323,895

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,323,895

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,323,895

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      11.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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  CUSIP NO. 05208A 10 6                 13G                PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------


ITEM 1.
      (a) Name of Issuer:  Aurum Software, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          3385 Scott Boulevard
          Santa Clara, CA 95054
ITEM 2.
     (a)  Name of Person Filing:

          Vertex Management Pte. Ltd.

     (b)  Address of Principal Office:

          c/o Vertex Management Inc.
          Three Lagoon Drive, Suite 220
          Redwood City, CA 94065
          Attn:  Charles C. Wu, Vice President

     (c)  Citizenship:

          Singapore

     (d)  Title of Class of Securities:

          Common Stock, $.001 par value

     (e)  CUSIP Number:

          05208A 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

     (a)  [_] Broker or Dealer registered under Section 15 of the Act

     (b)  [_] Bank as defined in section 3(a)(6) of the Act

     (c)  [_] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act

     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

     (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
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  CUSIP NO. 05208A 10 6                 13G                PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------


     (h)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
     (a)  Amount Beneficially Owned:

            316,455 Shares of Common Stock held by Vertex Investments (II) Ltd. 1,007,440 Shares of Common Stock held by Vertex Investments Pte. Ltd.
          ---------
          1,323,895
          =========

          The Reporting Person is an investment management company incorporated in Singapore. Vertex Investments (II) Ltd. and Vertex Investments Pte. Ltd. are investment companies incorporated in Singapore. Vertex Investments Pte. Ltd. is the management company responsible for shares held by Vertex Investments Pte. Ltd., and Vertex Investments (II) Management Ltd. is the management company responsible for shares held by Vertex Investments (II) Ltd. Such management companies have granted a common director a power of attorney pursuant to which such director exercises voting and dispositive control over the shares held by the investment entities.

     (b)  Percent of Class:  11.4%

     (c)  Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:             1,323,895
           (ii)  shared power to vote or to direct the vote:                   0
          (iii)  sole power to dispose or direct the disposition of:   1,323,895
           (iv)  shared power to dispose or direct the disposition of:         0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [_].

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.
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  CUSIP NO. 05208A 10 6                 13G                PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    2/14/97
                                 -----------------------------------------------
                                                      Date


                                                 /s/LEE, KENG NAM
                                 -----------------------------------------------
                                                     Signature


                                          Lee, Keng Nam, Attorney In Fact
                                 -----------------------------------------------
                                                     Name/Title


                                                 /s/LEE, KENG NAM
                                 -----------------------------------------------
                                                 Attorney In Fact